EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Martek Biosciences Corporation	Contact:	DSM Investor Relations
	Pete Buzy		Dries Ausems
	Chief Financial Officer		31 45 5782864
or
	Tom Feeley		DSM Food Specialties
	Director, Operational Analysis and Mgmt.		Jurriaan Tas
	(410) 740-0081		31 15 2792685

MARTEK AND DSM ENTER INTO NEW AGREEMENT ON
ARACHIDONIC ACID PRODUCTION, SUPPLY AND R&D

COLUMBIA, MD; DELFT, THE NETHERLANDS; April 19, 2004 — Martek Biosciences Corporation (NASDAQ:MATK) and DSM Food Specialties B.V. (DSM) today announced that they have entered into a new agreement extending the existing relationship between the two companies involving the production and supply of arachidonic acid (ARA). ARA is a long-chain fatty acid which, in combination with docosahexaenoic acid (DHA), supports infant brain development. Under this agreement, the companies will increase production of ARA, cross license certain intellectual property relating to ARA, and perform joint research and development to expand applications for ARA.

DSM will significantly expand its production capacity to satisfy current and anticipated growth in market demand for ARA. In addition, Martek will have access to certain of DSM’s patents and intellectual property and will also have certain ARA production rights. DSM, as Martek’s supplier of ARA, will have access to Martek’s technology related to the manufacture of ARA, and is granted rights to use Martek’s technology in non-human fields, including animal feeds. The agreement replaces the current production agreement between Martek and DSM, under which DSM has been Martek’s supplier of ARA since 1997.

“Martek is pleased to extend and expand its ARA alliance with one of the world’s top fermentation and nutritional products companies,” said Henry Linsert, Jr., Martek’s Chairman and CEO. “This agreement should add significant long-term ARA production capacity, improve production efficiency and allow the companies to explore new ARA uses. Of course, we continue to work with our customers in regard to existing short-term ARA production capacity constraints.”

“The past 7 years have proven that Martek and DSM can work together to deal with challenges in technology and the market”, said Rob van Leen, Business Group Director of DSM Food Specialties. “I am sure that, through our entrepreneurial approach, together Martek and DSM can bring this mutually beneficial arrangement to the next level in the coming years.”

Martek Biosciences Corporation develops, manufactures and sells products from microalgae. The Company’s products include: (1) specialty, nutritional oils for infant formula that aid in the development of the eyes and central nervous system in newborns; (2) nutritional supplements and food ingredients that may play a beneficial role in promoting mental and cardiovascular health throughout life; and (3) new, powerful fluorescent markers for diagnostics, rapid miniaturized screening, and gene and protein detection.

DSM is active worldwide in life science and nutritional products, performance materials and industrial chemicals. The company creates innovative products and services that help improve the quality of life. DSM’s products are being applied in a wide range of end markets and applications such as human and animal nutrition and health, cosmetics, pharmaceuticals, automotive and transport, coatings, housing and electrics & electronics (E&E). The group has annual sales (pro forma including the recent acquisition of Roche Vitamins and Fine Chemicals — renamed DSM Nutritional Products) of approximately EUR 8 billion and employs in the region of 25,000 people around the world. DSM ranks among the global leaders in many of its fields. DSM is headquartered in the Netherlands, with locations in Europe, Asia and the Americas. More information about DSM can be found at www.dsm.com.

This press release contains forward-looking statements regarding: (i) the production and commercialization of Martek’s products, (ii) the growing demand by Martek’s customers for its products, (iii) the future arrangements under the Martek/DSM agreement, including arrangements for increased production and joint research and development to expand applications for ARA, and (iv) Martek’s expectations that the agreement should add significant ARA production capacity, improve production efficiency and allow the companies to explore new ARA uses. Such statements involve risks and uncertainties that could cause future actual results to differ due to a variety of risk factors, including without limitation those factors set forth in Martek’s filings with the Securities and Exchange Commission.